Exhibit 10.2

Execution Version

TAX MATTERS AGREEMENT

by and among

HUNTSMAN CORPORATION

and

VENATOR MATERIALS PLC

Dated as of August 7, 2017

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of August 7, 2017, by and among Huntsman Corporation, a Delaware corporation (“Huntsman”), and Venator Materials PLC, a public company limited by shares and incorporated under the laws of England and Wales (“Venator”), and is effective as of the Effective Date.  Each of Huntsman and Venator is sometimes referred to herein as a “party” and, collectively, the “parties.”

RECITALS

WHEREAS, the board of directors of Huntsman has determined that it is in the best interests of Huntsman and its shareholders that Venator operate the Pigments Business as a separate publicly-traded entity;

WHEREAS, prior to the IPO, Venator was an indirect, wholly-owned subsidiary of Huntsman;

WHEREAS, prior to and in preparation for the IPO, Huntsman and its subsidiaries completed an internal reorganization through a series of transactions, including taxable and nontaxable asset transfers, dividends, contributions and similar transactions in order to transfer the Pigments Business to Venator (the “Internal Reorganization”);

WHEREAS, on the Offering Date, ordinary shares of Venator will be sold to the public (the “IPO”);

WHEREAS, immediately after, and as a result of, the IPO, Venator ceased to be an indirect, wholly-owned subsidiary of Huntsman; and

WHEREAS, the parties wish to (a) provide for the payment of Tax Liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns, and (c) provide for and agree on certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN OPERATING CONVENTIONS

1.1                               For purposes of this Agreement, the following terms have the meanings set forth below:

“Additional Basis Tax Benefit” means, with respect to each Post-Offering Taxable Period, the excess, if any, of the Cumulative Adjusted Tax Liability over the Cumulative Actual Tax Liability.

“Affiliated Group” means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, or any similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, including the common parent corporation and any member of such group.  For the avoidance of doubt, Affiliated Group includes the group relief provisions, and all similar provisions, under the tax law, rules and regulations of the United Kingdom.  Huntsman shall be deemed and treated as if it were, (even where a “parent” is not required) the parent company of the United Kingdom Affiliated Group.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, or proceeding or appeal of a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Basis Increases” means any increases in the basis of the assets of the U.S. Pigments Business for U.S. federal income tax purposes resulting from (i) the Internal Reorganization and from payments made pursuant to Section 2.7 and (ii) any immediate deduction resulting from payments made pursuant to Section 2.7.  For the avoidance of doubt, the Parties acknowledge that this will create an iterative gross-up calculation where a payment by Venator will create additional Basis Increases, which will create an additional payment, which will create additional Basis Increases and so on until the amount reaches a whole one dollar.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cumulative Actual Tax Liability” with respect to each taxable year, means the cumulative cash payments for U.S. federal income Taxes of the Venator Group for all taxable years beginning after the Internal Reorganization through the end of such taxable year.  Cumulative Actual Tax Liability shall be calculated within 30 days following the filing of the relevant U.S. income tax returns for the applicable taxable year.  To the extent there are amendments to a relevant income tax return of a Venator Group member or a Final Determination affecting the U.S. federal income Taxes of the Venator Group, such amendment or Final Determination shall be treated as changing the Cumulative Actual Tax Liability for the taxable year during which the amendment or Final Determination occurs.

“Cumulative Adjusted Tax Liability” with respect to each taxable year, means the cumulative hypothetical cash payments for U.S. federal income Taxes of the Venator Group for all taxable years beginning after the Internal Reorganization through the end of such taxable year (calculated using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant actual federal income tax returns) but without taking into account any Basis Increases.  To the extent there are amendments to a relevant income tax return of a Venator Group member or a Final Determination affecting the U.S. federal income Taxes of the Venator Group, such amendment or Final Determination shall be treated as changing the Cumulative Adjusted Tax Liability for the taxable year during which the amendment or Final Determination occurs.

“Directly Owned Huntsman Assets” means any assets associated with the Other Huntsman Businesses that were (i) sold, contributed, or otherwise transferred to Huntsman or any member of the Huntsman Group as part of the Internal Reorganization and (ii) treated for a taxable period, or portion thereof, prior to the Internal Reorganization as directly owned by any member of the Venator Group for U.S. federal income and any other applicable Tax purposes.

“Directly Owned Venator Assets” means any assets associated with the Pigments Business that were (i) sold, contributed, or otherwise transferred to Venator or any member of the Venator Group as part of the Internal Reorganization and (ii) treated for a taxable period, or portion thereof, prior to the Internal Reorganization, as directly owned by any member of the Huntsman Group for U.S. federal income and any other applicable Tax purposes.

“Effective Date” has the meaning set forth in the Separation Agreement.

“Estimated Tax Installment Date” means the date on which an installment of any Taxes is required to be made.

“Filing Party” has the meaning set forth in Section 6.1.

“Final Determination” means the final resolution of cash Tax liability for any Tax Item or for the Tax Liability for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax Liability for any taxable period; (iii) any allowance of a Tax Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Tax Authority.

“Group Return” means (i) any Huntsman Group Return and (ii) any Venator Group Return.

“Huntsman” has the meaning set forth in the introductory paragraph of this Agreement.

“Huntsman Group” means the Affiliated Group of which Huntsman is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding, from and after the Offering Date, any member of the Venator Group.

“Huntsman Group Return” means (i) any Tax Return with respect to any Taxes that is filed on a consolidated, combined, unitary or similar basis wherein Venator or any member of the Venator Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Huntsman or any member of the Huntsman Group and (ii) any Tax Return of Huntsman or any member of the Huntsman Group that includes any Tax Items attributable to any Directly Owned Venator Assets.

“Huntsman Separate Return” means any Tax Return of Huntsman or any member of the Huntsman Group that is not a Huntsman Group Return.

“Huntsman Taxes” has the meaning set forth in Section 2.2.

“Huntsman Tax Refunds” has the meaning set forth in Section 2.6(a).

“Indemnifying Party” means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Party” means any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

“Independent Firm” means an internationally or national recognized, as appropriate, law firm, in the event of a dispute regarding the interpretation of this Agreement, or an internationally or national recognized, as appropriate, accounting firm, in the event of a dispute regarding calculations made pursuant to this Agreement, in each case, mutually acceptable to Huntsman and Venator.

“Internal Reorganization” has the meaning set forth in the Recitals of this Agreement.

“IPO” has the meaning set forth in the Recitals of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Offering Date” means the closing date of the IPO.

“Other Huntsman Businesses” means any businesses of Huntsman and its subsidiaries other than the Pigments Business.

“Payment Period” has the meaning set forth in Section 5.3.

“Person” means any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

“Pigments Business” means the manufacturing of pigments and additives that improve performance and add color to everyday items, such as paints, inks, plastics, concrete, cosmetics, pharmaceuticals, and food.

“Post-Offering Taxable Period” means a taxable period or portion thereof that begins after the Offering Date.

“Pre-Offering Taxable Period” means a taxable period or portion thereof that ends on or before the Offering Date.

“Separation Agreement” means the Separation Agreement, as amended from time to time, by and between Huntsman and Venator dated as of the date hereof.

“Straddle Period” means any taxable period that begins on or before and ends after the Offering Date.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added,

transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and includes any liability in respect of any of the foregoing that arises by operation of law.  For the avoidance of doubt, Tax or Taxes means all liabilities giving rise to a cash tax obligation in the year of Final Determination.

“Tax Authority” means the IRS and any other governmental authority responsible for the administration and collection of Taxes.

“Tax Item” means any item of income, gain, loss, deduction, expense, credit, or other attribute that may have the effect of increasing or decreasing any Tax Liability.

“Tax Liabilities” means all liabilities for Taxes.

“Tax Refund” means any refund or credit of any cash Taxes.

“Tax Returns” means any and all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto.

“Transfer Taxes” has the meaning set forth in Section 2.4.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Department of the Treasury.

“Venator Group” means the Affiliated Group of which Venator will be the common parent corporation immediately after the Internal Reorganization and IPO, any predecessor to any such entity, and any corporation or other entity which may become a member of such group from time to time.  For the avoidance of doubt, the Venator Group will include any legal entity which is wholly-owned, directly or indirectly, by members of the Venator Group.

“Venator Group Return” means any Tax Return of Venator or any member of the Venator Group that includes any Tax Items attributable to any Directly Owned Huntsman Assets, but excluding, for the avoidance of doubt, any Huntsman Group Return.

“Venator Separate Return” means any Tax Return of Venator or any member of the Venator Group that is not a Venator Group Return.

“Venator Taxes” has the meaning set forth in Section 2.1.

“Venator Tax Refund” has the meaning set forth in Section 2.6(b).

1.2                               References; Construction.

(a)                                 Capitalized terms not otherwise defined in this Agreement have the meaning ascribed to them in the Separation Agreement.

(b)                                 The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d)                                 References to any “Article” or “Section,” without more, are to Articles and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

ARTICLE II
RESPONSIBILITY FOR TAXES; ALLOCATION

2.1                               Venator’s Responsibility For Taxes.  Venator will be responsible for, and will indemnify Huntsman and the members of the Huntsman Group against, any Venator Taxes.  “Venator Taxes” shall be determined in good faith by Huntsman and shall equal (a) any cash Taxes reflected on a Venator Separate Return, plus (b) the excess, if any, of (i) the cash Taxes reflected on any Group Return over (ii) the hypothetical cash Tax Liability that would have been shown on such Group Return if such Group Return had not included any Tax Items attributable to Venator, any member of the Venator Group, or any Directly Owned Venator Assets; provided, however, that “Tax Items” for purposes of this clause (ii) will not include Tax Items arising solely as a result of the Internal Reorganization.

2.2                               Huntsman’s Responsibility For Taxes.  Huntsman will be responsible for, and will indemnify Venator and the members of the Venator Group against, any Huntsman Taxes.  “Huntsman Taxes” shall be determined in good faith by Huntsman and shall equal (a) any cash Taxes reflected on a Huntsman Separate Return, plus (b) the excess, if any, of (i) the cash Taxes reflected on any Group Return, over (ii) the amount of such cash Taxes that are Venator Taxes.

2.3                               Computation of Venator Taxes and Huntsman Taxes.

(a)                                 Venator Taxes and Huntsman Taxes shall be calculated in connection with the filing of any relevant Tax Return, the amendment of any relevant Tax Return and the occurrence of any Final Determination.

(b)                                 At least fifteen (15) days prior to the filing of any Group Return (or at least fifteen (15) days prior to the filing of an amendment thereof), Huntsman shall provide Venator with a written calculation setting forth in reasonable detail the amount of any Venator Taxes with respect to such Group Return.  Venator will have the right to review and comment on such calculation, and shall be provided with reasonable access to any supporting documentation on request.  Any dispute with respect to such calculation will be resolved pursuant to Section 7.1.  If such dispute has not been resolved prior to the due date (including extensions) for filing such Tax Return (or amendment thereof), Venator will pay an amount equal to the Venator Taxes (as determined by Huntsman) to Huntsman and will be entitled to be reimbursed by Huntsman to the extent the dispute is resolved in Venator’s favor.

(c)                                  Within 30 days following the amendment of any Group Return including Venator Taxes or the occurrence of a Final Determination affecting Venator Taxes, Huntsman shall provide Venator with a written revised calculation of Venator Taxes and within ten (10) days following the receipt thereof, Venator shall pay any additional Venator Taxes to Huntsman (or Huntsman shall pay to Venator any reduction in Venator Taxes previously paid pursuant to this Section 2.3). Any dispute with respect to such calculation will be resolved pursuant to Section 7.1.

(d)                                 For purposes of calculating Venator Taxes and Huntsman Taxes, (i) any compensation deductions relating to the issuance or vesting of Huntsman stock or the exercise of any Huntsman stock options shall be treated as relating to Huntsman Taxes, and (ii) any compensation deductions relating to the issuance or vesting of Venator stock or the exercise of any Venator stock options shall be treated as relating to Venator Taxes.

(e)                                  For the avoidance of doubt, to the extent that any amendment of any Tax Return or any Final Determination results in a change in the amount of any earnings and profits, previously taxed income, subpart F income inclusion or similar item, but does not result in a change in the Taxes reflected on any Group Return, such amendment or Final Determination shall not result in any payment obligation under Sections 2.1 and 2.2.  Further, subpart F income, if any, associated with the Internal Reorganization in a Pre-Offering Taxable Period shall be a Huntsman Tax irrespective of the Final Determination or amendments.

2.4                               Payment of Sales, Use or Similar Taxes.  Notwithstanding Sections 2.1 and 2.2, all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes applicable to, or resulting from the Internal Reorganization or from the sale of Venator shares in connection with the IPO (“Transfer Taxes”) will be borne one hundred percent (100%) by Huntsman.  Notwithstanding anything in this Article II to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, subject to any indemnification rights of Venator pursuant to this Section 2.4, which shall be paid by Huntsman in accordance with Section 5.1.  Venator, Huntsman, and their respective affiliates will cooperate in (a) determining the amount of such Transfer Taxes, (b) providing all requisite exemption certificates, and (c) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities.

2.5                               Carrybacks.

(a)                                 The carryback of any loss, credit, or other Tax Item from any Post-Offering Taxable Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign laws).

(b)                                 Subject to Section 2.5(d), in the event that any member of the Venator Group realizes any loss, credit or other Tax Item in a Post-Offering Taxable Period of such member, such member may elect to carry back such Tax Item to a Pre-Offering Taxable Period or a Straddle Period of Huntsman or the Huntsman Group.  Huntsman shall cooperate with Venator and such member in amending the relevant Tax Return or seeking any Tax Refund from the appropriate Tax Authority that reasonably would result from such carryback (including by filing an amended Tax Return), at Venator’s cost and expense.  To the extent not reflected in an adjustment to Venator Taxes pursuant to Sections 2.1 and 2.3, Venator shall be entitled to any Tax Refund that is directly and exclusively attributable to such carryback, and Huntsman shall be entitled to any Tax Refund to which Venator is not entitled pursuant to this Section 2.5(b).

(c)                                  Subject to Section 2.5(d), in the event that any member of the Huntsman Group realizes any loss, credit or other Tax Item in a Post-Offering Taxable Period of such member, such member may elect to carry back such loss, credit or other Tax Item to a Pre-Offering Taxable Period or a Straddle Period of such member.  Venator shall cooperate with Huntsman and such member in seeking from the appropriate Tax Authority any Tax Refund that reasonably would result from such carryback (including by filing an amended Tax Return), at Huntsman’s cost and expense.  To the extent not reflected in an adjustment to Huntsman Taxes pursuant to Sections 2.2 and 2.3, Huntsman shall be entitled to any Tax Refund resulting from such carryback.

(d)                                 Except as otherwise provided by applicable law, if any Tax Item of Huntsman or Venator would be eligible to be carried back or carried forward to the same Pre-Offering Taxable Period (had such carryback been the only carryback to such taxable period), any Tax Refund resulting therefrom shall be allocated between Huntsman and Venator proportionately based on the relative amounts of the Tax Refunds to which Huntsman and Venator, respectively, would have been entitled.

2.6                               Refunds.

(a)                                 Tax Refunds for Huntsman’s Account.  Huntsman shall be entitled to receive and retain all Tax Refunds with respect to any Huntsman Taxes (“Huntsman Tax Refunds”).  If Venator or any member of the Venator Group receives a Tax Refund (or any reduction in Tax Liability by means of offset or otherwise) constituting a Huntsman Tax Refund, within 15 days of receipt of such Huntsman Tax Refund, Venator shall pay to Huntsman an amount that is equal to the Huntsman Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Huntsman Tax Refund, less any Taxes payable by Venator or any Venator Group member in connection with the receipt of such Huntsman Tax Refund.

(b)                                 Tax Refunds for Venator’s Account.  Venator shall be entitled to receive and retain all Tax Refunds with respect to any Venator Taxes (“Venator Tax Refunds”).  If Huntsman or any member of the Huntsman Group receives a Tax Refund (or any reduction in Tax Liability by means of offset or otherwise) constituting a Venator Tax Refund, within 15 days of receipt of such Venator Tax Refund, Huntsman shall pay to Venator an amount that is equal to the Venator Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Venator Tax Refund, less any Taxes payable by Huntsman or any Huntsman Group member in connection with the receipt of such Venator Tax Refund.  For the avoidance of doubt, to the extent that any adjustments or carrybacks result in an increase in the amount of foreign tax credits available for use for U.S. federal income tax purposes by any member of the Huntsman Group, such increased utilization will not be treated as a refund or offset for purposes of this Section 2.6.

(c)                                  To the extent the amount of any Tax Refund is reduced by a Tax Authority or a Tax proceeding, such reduction shall be allocated to the party to which such Tax Refund was allocated pursuant to this Section 2.6.

2.7                               Payment of Additional Basis Tax Benefits.

(a)                                 Within 10 days following the determination of the Cumulative Actual Tax Liability of the Venator Group for each Post-Offering Taxable Period ending on or before December 31, 2028, Venator shall deliver to Huntsman a schedule calculating the Additional Basis Tax Benefit, if any, along with reasonable supporting documentation with respect to such calculation (such schedule to be delivered even if the Additional Basis Tax Benefit is zero).  Any dispute with respect to such calculation will be resolved pursuant to Section 7.1.

(b)                                 With respect to each Post-Offering Taxable Period ending on or before December 31, 2028 in which there is an Additional Basis Tax Benefit, within 30 days following the delivery of the schedule described in Section 2.7(a) for such Post-Offering Taxable Period, (i) if the Additional Basis Tax Benefit on such schedule is greater than the Additional Basis Tax Benefit on the schedule delivered under Section 2.7(a) with respect to the immediately preceding Post-Offering Taxable Period (which, for the first Post-Offering Taxable Period shall be deemed to be zero), then Venator shall pay to Huntsman an amount equal to such increase, or (ii) if the Additional Basis Tax Benefit on such schedule is less than the Additional Basis Tax Benefit delivered with respect to the immediately preceding Post-Offering Taxable Period, then Huntsman shall pay to Venator an amount equal to such decrease.

ARTICLE III
PREPARATION AND FILING OF TAX RETURNS

3.1                               Preparation of Tax Returns — Huntsman’s Responsibility.

(a)                                 Huntsman will prepare or cause to be prepared, and will file or cause to be filed, (i) all Group Returns and (ii) all Huntsman Separate Returns.

(b)                                 Subject to Section 2.4, Huntsman will have the right, with respect to any Tax Return described in Section 3.1(a), to determine: (i) the manner in which such Tax Return will be prepared and filed, including the method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item will be reported; (ii) whether any extensions may be requested; (iii) the elections that will be made by Huntsman, any member of the Huntsman Group, Venator, or any member of the Venator Group on such Tax Return; (iv) whether any amended Tax Returns will be filed; (v) whether any claims for refund will be made; (vi) whether any refunds will be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

(c)                                  Huntsman shall provide Venator with a copy of any Tax Return that includes Venator, any member of the Venator Group, or any Directly Owned Venator Assets promptly upon the filing of such Tax Returns.

3.2                               Preparation of Tax Returns — Venator’s Responsibility.

(a)                                 Venator will prepare or cause to be prepared, and will file or cause to be filed, all Venator Separate Returns.

(b)                                 Venator will have the right, with respect to any Tax Return described in Section 3.2(a), to determine: (i) the manner in which such Tax Return will be prepared and filed, including the method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item will be reported; (ii) whether any extensions may be requested; (iii) the elections that will be made by Venator or any member of the Venator Group on such Tax Return; (iv) whether any amended Tax Returns will be filed; (v) whether any claims for refund will be made; (vi) whether any refunds will be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

3.3                               Agent.  Subject to the other applicable provisions of this Agreement, Venator hereby irrevocably designates, and agrees to cause each member of the Venator Group to so designate, Huntsman as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Huntsman, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 3.1(a).

3.4                               Manner of Tax Return Preparation.  Unless otherwise required by applicable law, the parties hereby agree to prepare and file all Tax Returns for any Pre-Offering Taxable Period and any Straddle Period in a manner consistent with past practice regarding such preparation and filings.  All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

3.5                               Amended Returns and Claims.  Except as expressly provided herein, without the prior written consent of Huntsman, no formal or informal claim or request shall be filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes with respect to any Group Return, including (i) any amended Tax Return claiming an adjustment to the Taxes as reported on such Group Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

3.6                               Payment of Tax Liability.  The party responsible for filing a Tax Return under Article III will be responsible for paying to the relevant Tax Authority the entire amount of the Tax Liability reflected on such Tax Return; provided, however, that the party liable for such Tax Liability pursuant to Article II shall pay the Taxes for which it is liable to the filing party as set forth in Article V.

ARTICLE IV
COVENANTS

4.1                               Tax Assistance and Cooperation.

(a)                                 Cooperation.  Huntsman and Venator will each cooperate fully (and each will cause its respective affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, claims for refund and Audits concerning issues or other matters covered by this Agreement.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Such cooperation will include, without limitation:

(i)                                     the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and income Tax basis of property), documentation and other information relating to any Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(ii)                                  the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the Huntsman Group or the Venator Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)                               the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.  Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)                                 Failure to Perform.  If a party fails to comply with any of its obligations set forth in Section 4.1(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party will be liable in full for such additional Taxes.

(c)                                  Retention of Records.  A party intending to dispose of documentation of Huntsman (or any Huntsman affiliate) or Venator (or any Venator affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto prior to the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable year or years to which such documentation relates, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action.  The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

ARTICLE V
PAYMENTS

5.1                               Payments.  Not later than thirty (30) days following the provision of the Venator Tax or Huntsman Tax computation to Venator as provided in Section 2.3, or a Tax Return relating to Transfer Taxes filed by the Venator Group in accordance with Section 2.4, Venator will pay Huntsman or Huntsman will pay Venator, as appropriate, any payment required to be made pursuant to Article II.

5.2                               Treatment of Payments.  Unless otherwise required by any Final Determination, Huntsman agrees (and shall cause the Huntsman Group) and Venator agrees (and shall cause the Venator Group) to treat any payments made between parties pursuant to this Agreement as adjustments to the liabilities assumed (or deemed assumed) or consideration transferred in connection with the acquisition by Venator as part of the Internal Reorganization of the portion of the Pigments Business to which the payment relates.

5.3                               Interest.  Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code.  Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE VI
AUDITS AND TAX PROCEEDINGS

6.1                               In General.  Except as otherwise provided in this Agreement, the party filing a Tax Return (the “Filing Party”) will have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Huntsman, any member of the Huntsman Group, Venator, and any member of the Venator Group in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit.  The Filing Party’s rights will extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.  Any costs incurred in handling, settling, or contesting an Audit will be borne by the Filing Party.

6.2                               Notice.  As soon as practicable after a party receives a written notice from a Tax Authority of a proposed adjustment to a Tax Item for a Pre-Offering Taxable Period or a Straddle Period (irrespective of whether such proposed adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Tax Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that such Indemnifying Party is materially prejudiced by such failure.

ARTICLE VII
MISCELLANEOUS

7.1                               Dispute Resolution.  In the event that Huntsman and Venator disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties will attempt in good faith to resolve such dispute.  If such dispute is not resolved within ninety (90) business days following the commencement of the dispute, Huntsman and Venator will jointly retain an Independent Firm, reasonably acceptable to both parties, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 7.1, the owing party shall either (a) first pay to the owed party, or place in an escrow reasonably satisfactory to the owed party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (b) deliver to the owed party a written opinion of an independent law or accounting firm reasonably acceptable to both parties, substantially to the effect that with respect to such dispute the owing party is more likely than not to prevail in its entirety in the dispute resolution proceeding.  The Independent Firm will act as an arbitrator to resolve all points of disagreement and its decision will be final and binding upon all parties involved.  Following the decision of the Independent Firm, Huntsman and Venator will each take or cause to be taken any action necessary to implement the decision of the Independent Firm.  The fees and expenses relating to the Independent Firm will be borne by the party that does not prevail in the dispute resolution proceeding.

7.2                               Governing Law; Waiver of Trial by Jury.

(a)                                 This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of any choice of laws principles, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)                                 THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

7.3                               Changes in Law.  Any reference to a provision of the Code or a law of another jurisdiction will include a reference to any applicable successor provision or law.  If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby becomes impracticable or impossible, the parties hereto will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

7.4                               Confidentiality.  Each party will hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, (b) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (c) independently developed), and each party will not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who will be advised of and agree to be bound by the provisions of this Section 7.4.  Each party will be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

7.5                               Amendment, Modification, or Termination.  This Agreement may be amended, modified, supplemented or terminated only by a written agreement signed by all of the parties hereto.

7.6                               Term/Time Limit for Claims.  This Agreement shall commence on the date hereof and shall continue in effect until otherwise agreed to in writing by Huntsman and Venator, or their successors; provided, however, this Agreement otherwise shall terminate 90 days after the expiration of the statute of limitations with respect to all the Group Returns, Huntsman Separate Returns and Venator Separate Returns addressed in this Agreement.  Notwithstanding the forgoing, this Agreement shall not terminate until all obligations and liabilities of the parties arising under this Agreement have been paid in full, including payments under Section 2.7.

7.7                               Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and will be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as may be specified by like notice):

If to Huntsman or any member of the Huntsman Group, to:

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, Texas 77380

Attention: General Counsel

If to Venator or any member of the Venator Group, to:

Venator Materials PLC

10001 Woodloch Forest Drive

The Woodlands, Texas 77380

Attention: General Counsel

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 7.7.

7.8                               Complete Agreement.  This Agreement, with the other transaction agreements and other documents referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter as well as any prior tax sharing agreements or arrangements between a member of the Huntsman Group, on the one hand, and a member of the Venator Group, on the other hand.  In the case of any conflict between the terms of this Agreement and the terms of the Separation Agreement or any other transaction agreement, the terms of this Agreement will be applicable.

7.9                               Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and should not in any way affect the meaning or interpretation of this Agreement.

7.10                        Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.11                        Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.  This Agreement is solely for the benefit of Huntsman and Venator and their respective subsidiaries, affiliates, successors and assigns, and is not intended to confer upon any third parties any rights or remedies hereunder.

7.12                        Authorization.  Each of Huntsman and Venator hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

7.13                        Arbitration.  To the extent any dispute under this Agreement cannot be resolved pursuant to Section 7.1, Huntsman and Venator shall resolve such dispute pursuant to the arbitration provisions set forth in Article IV of the Separation Agreement.

7.14                        Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

7.15                        Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

7.16                        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

7.17                        Setoff.  All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

7.18                        Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

7.19                        Effective Date.  This Agreement is effective as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Tax Matters Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

HUNTSMAN CORPORATION

By:	/s/ Kevin C. Hardman
Name:	Kevin C. Hardman
Title:	Vice President, Tax

VENATOR MATERIALS PLC

By:	/s/ Kurt D. Ogden
Name:	Kurt D. Ogden
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Tax Matters Agreement]